Exhibit 5.1
[Dorsey & Whitney LLP Letterhead]

April 13, 2018
Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as external legal counsel to Christopher & Banks Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 (the “Registration Statement”) of (i) 500,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”) to be offered and sold pursuant to the Stock Option Agreement (non-qualified stock option), effective as of March 12, 2018, by and between the Company and Keri L. Jones (the “Option Agreement”) and (ii) 250,000 shares of restricted Common Stock offered and sold pursuant to the Time-Based Restricted Stock Agreement, effective as of March 12, 2018, by and between the Company and Keri L. Jones (the “Restricted Stock Agreement”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, we are of the opinion that the shares of Common Stock issuable under the Option Agreement and the Restricted Stock Agreement have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Option Agreement and the Restricted Stock Agreement, as applicable, will be validly issued, fully paid and nonassessable.
Our opinions expressed above are limited to the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/    Dorsey & Whitney LLP
RAR